AMENDMENT #3 TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GLOBALSTAR, INC.

1.The name of the corporation is Globalstar, Inc. (the “Corporation”). The Corporation was originally formed on November 21, 2003 as a Delaware limited liability company named New Operating Globalstar LLC. The Corporation converted to a Delaware corporation under the name Globalstar, Inc. and filed the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on March 17, 2006. The Corporation filed an Amended and Restated Certificate of Incorporation on October 25, 2006. The Corporation filed a Certificate of Designation of Series A Convertible Preferred Stock on June 19, 2009. The Corporation filed Amendment #1 to the Amended and Restated Certificate of Incorporation on September 24, 2009, and Amendment #2 to the Amended and Restated Certificate of Incorporation on July 8, 2013.

2.This Amendment #3 to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.This Amendment #3 to the Amended and Restated Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.

4.This Amendment #3 to the Amended and Restated Certificate of Incorporation hereby amends and restates Article Fourth of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:
FOURTH
The Corporation shall have the authority to issue Two Billion (2,000,000,000) total shares of capital stock, consisting of One Hundred Million (100,000,000) shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), and One Billion Nine Hundred Million (1,900,000,000) shares of common stock, $0.0001 par value per share (the “common stock”), of which One Billion Five Hundred Million (1,500,000,000) shares shall be voting common stock (the “Common Stock”) and Four Hundred Million (400,000,000) shares shall be nonvoting common stock (the “Nonvoting Common Stock”).
Subject to the provisions of law, the rights, preferences and limitations of the common stock and Series A Convertible Preferred Stock shall be as set forth in this Article Fourth. The Board of Directors of the Corporation (the “Board”) is hereby authorized, without requirement of the consent, approval or authorization of the stockholders of the Corporation, except as otherwise expressly required by the terms of this Certificate (including, without limitation, the terms of any certificate or resolution designating the rights, powers, preferences, qualifications, limitations and restrictions of any other series of Preferred Stock), to authorize, establish, designate, create and issue by resolution of the Board from time to time one or more other series of Preferred Stock, each such series having such rights, powers, preferences, qualifications, limitations and restrictions as the Board shall designate in such resolution.
A. COMMON STOCK
Except as otherwise expressly provided in this Amendment #3 to the Amended and Restated Certificate of Incorporation, all outstanding shares of common stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of shares of common stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation.

1.Dividends. Subject to the provisions of law and the rights that may be granted to holders of any Preferred Stock, the holders of common stock shall be entitled to receive out of funds legally available therefor a pro rata share of any dividends that the Board in its sole discretion may declare. The Board may fix a record date for the determination of holders of shares of common stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than sixty (60) days nor less than ten (10) days prior to the date fixed for payment of the dividend.

2.Liquidation, Dissolution or Winding-Up and Distributions. Subject to the provisions of law and any rights that may be granted to holders of any Preferred Stock, the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the Corporation shall be distributed ratably among the holders of the common stock.

3.Conversion Rights.

(a)Conversion of Nonvoting Common Stock. Upon the first to occur of the events described below (the “Conversion Events”) with respect to a share of Nonvoting Common Stock, such share of Nonvoting Common Stock shall immediately become convertible at the option of the holder thereof into one share of Common Stock. Conversion of such share of Nonvoting Common Stock shall be effected by surrender of such holder’s certificate, or evidence of ownership if such shares are uncertificated, representing such share of Nonvoting Common Stock accompanied by a written notice from such holder addressed to the Corporation requesting the conversion. Upon conversion, holders of converted shares of Nonvoting Common Stock will be issued certificates, or evidence of ownership if such shares are uncertificated, representing the full shares of Common Stock to which they are entitled. A Conversion Event with respect to a share of Nonvoting Common Stock is (i) conversion at the discretion of any holder; provided, however, that if the holder is Thermo (as defined in Article Sixth), Thermo may not convert any share of Nonvoting Common Stock if such conversion would cause Thermo to own directly or indirectly Voting Stock (as defined in the First Supplemental Indenture dated as of April 15, 2008 relating to the Corporation’s 5.75% Convertible Senior Notes due 2028) representing 70% or more of the total voting power of all outstanding Voting Stock of the Corporation, (ii) the transfer (or, in the case of a transfer pursuant to a registration statement filed with the Securities and Exchange Commission or Rule 144 under the Securities Act of 1933, as amended, the proposed transfer) of such share of Nonvoting Common Stock by the holder thereof to any transferee other than Thermo (as defined in Article Sixth), (iii) the merger or consolidation of the Corporation with or into any other corporation (except a subsidiary of the Corporation or of Thermo) or (iv) the sale of all or substantially all of the Corporation’s assets.

(b)No Reissue. Shares of Nonvoting Common Stock that are exchanged for shares of Common Stock as provided in this Article Fourth shall not be reissued.

(c)No Charge. The issuance of certificates or other means of evidencing shares of Common Stock upon conversion of shares of Nonvoting Common Stock shall be made without charge to the holders of such shares for any issue tax in respect thereof, or other cost incurred by the Corporation in connection with such conversion; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involving the issue and delivery of any certificate in a name other than that of the holder or former holder of the shares of Nonvoting Common Stock so exchanged.

(d)Reservation. The Corporation will at all times reserve and keep available, out of its authorized but unissued shares or its treasury, shares of Common Stock solely for the purpose of issue upon conversion of the shares of Nonvoting Common Stock, as herein provided, such number of shares of Common Stock as shall be issuable (irrespective of the occurrence or nonoccurrence of any contingency) upon a conversion of all outstanding shares of Nonvoting Common Stock. The shares of Common Stock so issuable shall be, when so issued, duly authorized and validly issued and will be fully paid and nonassessable.

4.Stock Dividends and Splits; Adjustments etc. If the Corporation shall in any manner subdivide or combine the outstanding shares of Common Stock or Nonvoting Common Stock, as the case may be, the outstanding shares of Nonvoting Common Stock, Common Stock or common stock underlying any convertible Preferred Stock, as the case may require, shall be proportionately subdivided or combined, as the case may be. If the Corporation issues any stock dividends on the outstanding shares of Common Stock, the outstanding shares of Nonvoting Common Stock shall receive an identical dividend in shares of Nonvoting Common Stock.

5.Voting Rights.

(a)In General. The holders of outstanding shares of Common Stock shall have the right to vote on all matters submitted to the stockholders of the Corporation; provided, however, that regardless of the number of shares of Common Stock owned, Thermo and its affiliates may not exercise in the election of directors voting rights of shares representing 70% or more of the total voting power of all outstanding voting stock having power to vote. Except as otherwise provided by law or in this paragraph, holders of shares of Nonvoting Common Stock shall not have any right to vote on any election or removal of directors of the Corporation, and the shares of Nonvoting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters. Holders of shares of Nonvoting Common Stock, together with holders of shares of Common Stock (considered for this purpose as one class), shall be entitled to one vote per share on any other matter requiring approval of the stockholders of the Corporation under Delaware law.

(b)Procedures at Meetings. At every meeting with respect to matters on which the holders of outstanding shares of Common Stock are entitled to vote, the holders of outstanding shares of Common Stock shall be entitled to one vote per share. At every meeting with respect to matters on which the holders of outstanding shares of Nonvoting Common Stock are entitled to vote as provided herein or by law, the holders of outstanding shares of Nonvoting Common Stock shall be entitled to one vote per share.

The undersigned has caused this Amendment #3 to the Amended and Restated Certificate of Incorporation to be executed this 17th day of May, 2017.

GLOBALSTAR, INC

__ /s/ Richard S. Roberts______________
Name: Richard S. Roberts
Title: Secretary

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